Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”) is entered into between Quanta Services, Inc., a Delaware corporation (the “Company”), and Donald C. Wayne (“Employee”), dated as of August 1, 2023 (the “Effective Date”).
I.RECITALS
The Company and Employee previously entered into that certain Employment Agreement, effective as of May 15, 2017 (the “Prior Agreement”).
The Company and Employee desire to amend and restate the Prior Agreement in its entirety on the terms and conditions set forth in this Agreement, effective as of the Effective Date.
As of the Effective Date, the Employer Group (as defined below) is engaged primarily in the business of providing infrastructure solutions for customers in the utility, energy, renewable energy, telecommunications and pipeline industries. As such, the Employer Group has developed and continues to develop and use certain trade secrets and other Proprietary and Confidential Information, as hereinafter defined. The Employer Group has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its goodwill. Employer (as defined below) and Employee acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to the Employer Group.
Pursuant to this Agreement, Employee shall be employed by Employer in a confidential and fiduciary relationship and such Proprietary and Confidential Information will necessarily be provided to, communicated to, or acquired by Employee by virtue of Employee’s employment with Employer.
Based upon the above, Employer desires to retain the services of Employee on its own behalf, as well as on the behalf of its subsidiaries and affiliated companies and, in so doing, protect its Proprietary and Confidential Information subject to the terms and conditions set forth herein.
II.DEFINITIONS
For purposes of this Agreement, the following terms will have their respective meanings set forth below:
A.“Affiliate” means (1) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (2) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
B.“Board” shall mean the Board of Directors of the Company.
C.“Business” shall mean (1) the business of providing infrastructure solutions for customers in the utility, energy, renewable energy, telecommunications and pipeline industries or (2) such other business as the Employer Group is actually engaged in or has taken material steps to engage in during Employee’s employment and is continuing to engage in as of the date on which enforcement of Section VI.B.5(a) is sought.
D.“Change in Control” shall be deemed to occur upon:
1.Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to a non-Affiliate;
2.Any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Person”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section II.D, the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (d)  any acquisition involving beneficial ownership of less than a majority of the then-outstanding common stock of the Company (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (d), any such acquisition in connection with (i) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (ii) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;
3.During any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board together with any individuals subsequently elected to the Board whose nomination by the stockholders of the Company was approved by a vote of the then incumbent Board (i.e. those members of the Board who either have been directors from the beginning of such two-year period or whose election or nomination for election was previously approved by the Board as provided in this Section II.D.3) cease for any reason to constitute a majority of the Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an incumbent director;
4.The Company has consummated a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or
5.The stockholders of the Company approve a complete liquidation of the Company.
Notwithstanding the foregoing, no Change in Control shall be deemed to occur with respect to an Equity Award (as defined below) (i) that is subject to Section 409A of the Code and (ii) the timing of payment of which may accelerate on a Change in Control, unless such event constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).
E.“Committee” shall mean the Compensation Committee, as constituted from time to time, of the Board, or if no such committee shall be in existence at any relevant time, the term “Committee” shall mean the Board.
F.“Company-Related Inventions and Developments” shall mean all Inventions and Developments that: (1) relate at the time of conception or development to the actual business of the Employer Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (2) result from or relate to any work performed for Employer, whether or not during normal business hours; (3) are developed on Employer’s time; or (4) are developed through the use of the Employer Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.
G.“Employer” shall mean the Company, any successor entity or any other affiliated entity that is deemed to be the employer of Employee.
H.“Employer Group” shall mean the Company and its parent, predecessors, designees, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.
I. “Inventions and Developments” shall mean any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.
J.“make” or “made,” when used in relation to Inventions and Developments, shall include any one or any combination of: (1) conception; (2) reduction to practice; or (3) development; and is without regard to whether Employee is a sole or joint inventor.
K.“Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Employer Group possesses or to which the Employer Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Employer Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Employer Group, the Employer Group’s customers, marketing strategies and plans, sales strategies, pricing information, pricing lists, margin information, markup information, customer buying habits, projects, practices and needs, operational procedures, employee lists, prospective employees, training information and practices, sources of supply and material specifications, the Employer

Group’s computer programs, system documentation, special hardware, related software development, and the Employer Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions. Proprietary and Confidential Information also includes information developed by Employee during the course of Employee’s employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which Employee may be given access to in connection with Employee’s employment.
L.“Territory” shall mean, collectively, (i) the United States, Canada and Australia and (ii) such other countries in which the Employer Group is actually engaged in the Business or has taken material steps to engage in the Business during Employee’s employment and in which the Employer Group is continuing to engage as of the date on which enforcement of Section VI.B.5(a) or Section VI.B.5(b) is sought.
III.EMPLOYMENT AND TERM OF EMPLOYMENT
A.Position and Duties. Employee is hereby employed by Employer as Executive Vice President and General Counsel of the Company or in such other position with similar responsibilities, duties and authority as such position of Employer on the Effective Date. Employee shall have the responsibilities, duties and authority commensurate with Employee’s position and as may be prescribed from time to time by the Board or the Company’s Chief Executive Officer, in its or their discretion, in a manner consistent with such position.
1.Employee shall faithfully adhere to, execute and fulfill the duties and responsibilities of Employee’s position and as may be prescribed from time to time by the Board or the Company’s Chief Executive Officer.
2.Employee agrees to devote reasonable attention and time to the business and affairs of Employer and, to the extent necessary, to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
3.Employee shall not, during the term of Employee’s employment with Employer, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities to Employer. The foregoing limitations shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities to Employer as set forth in this Agreement.
4.In the performance of Employee’s duties, Employee shall use Employee’s reasonable best efforts to adhere to the legal requirements codified in statutes, ordinances and governmental regulations applicable to Employer.
B.Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for one (1) year, unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, this Agreement will renew automatically for an additional one (1) year period (the “Renewal Term”) unless either party notifies the other party in writing of the intention not to renew this Agreement (the “Renewal Termination Notice”) not less than six (6) months prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term”).

The parties also agree that, unless Employee is advised otherwise in writing by Employer, the provisions and obligations of Sections V, VI, VII and VIII apply during and after the expiration of the Term and survive the termination of this Agreement and continue in force as provided in this Agreement during Employee’s employment and after Employee’s employment ends, if applicable.
C.Termination. This Agreement and Employee’s employment with Employer shall terminate or may be terminated, as applicable, as follows:
1.Termination upon Death. This Agreement (and all of Employee’s and Employer’s rights and obligations hereunder) and Employee’s employment with Employer shall automatically terminate as of the date of Employee’s death.
2.Termination upon Disability. If Employee becomes Disabled (as defined below), Employer may terminate this Agreement and Employee’s employment with Employer by providing a Notice of Termination (as defined below) to Employee in accordance with Section III.D below. For purposes of this Agreement, “Disabled” or “Disability” means, as determined by the Committee, that Employee becomes eligible for benefits under the Employer Group’s long-term disability insurance policy or, if no such policy is in effect, that Employee is unable to perform Employee’s material duties to the Company by reason of physical or mental impairment that is expected to result in death or last twelve (12) consecutive months or more.
3.Termination for Cause. Employer may terminate this Agreement and Employee’s employment with Employer for Cause by providing a Notice of Termination to Employee in accordance with Section III.D below. For purposes of this Agreement, “Cause” shall include:
a.Employee’s gross negligence in the performance of, intentional nonperformance of, or inattention to Employee’s material duties and responsibilities hereunder, any of which continue for fifteen (15) business days after receipt of written notice of need to cure the same;
b.Employee’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of Employer;
c.the material violation by Employee of any of Employer’s policies or procedures, which violation is not cured by Employee within fifteen (15) business days after Employee has been given written notice thereof;
d.a conviction of, a plea of nolo contendere, a guilty plea, or confession by Employee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude;
e.Employee’s use of illegal substances or habitual drunkenness; or
f.a material breach by Employee of this Agreement if Employee does not cure such breach within fifteen (15) business days after Employee has been given written notice thereof.
4.Termination for Good Reason. Employee may terminate this Agreement and Employee’s employment with Employer for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following events, without Employee’s consent:

a.any diminution in Employee’s then current Base Salary (as defined below) of ten percent (10%) or more (other than in connection with base salary reductions imposed on all or substantially all of the Company’s similarly-situated employees);
b.any diminution in Employee’s then current Target Bonus (as defined below) of ten percent (10%) or more (other than in connection with reductions in annual bonus opportunities imposed on all or substantially all of the Company’s similarly-situated employees);
c.a material diminution in the benefits provided to Employee under Employer’s health, welfare and 401(k) plans and programs in which Employee participates (excluding any changes to Employee’s bonus and other incentive compensation) (other than in connection with reductions in such benefits imposed on all or substantially all of the Company’s similarly-situated employees);
d.the assignment to Employee of any duties inconsistent with Employee’s position (including office, title and reporting requirements), authority, duties or responsibilities as contemplated by Section III.A of this Agreement or any other action by Employer that results in a diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);
e. the failure by the Company or its successor (or a parent thereof) to grant to Employee, during the twenty-four (24) month period immediately following the consummation of a Change in Control, equity or equity-linked incentive compensation awards having an aggregate value (as computed by an independent valuation expert selected by the Company (or its successor) and reasonably acceptable to Employee) that is at least equal to ninety percent (90%) of the average value of the annual Equity Awards (as defined below) granted to Employee during the three (3) years immediately prior to the Change in Control (other than in connection with reductions in equity or equity-linked incentive compensation imposed on all or substantially all of the similarly-situated employees the Company or its successor, as applicable);
f.Employee’s receipt from Employer of a Renewal Termination Notice as provided in Section III.B;
g.in the event of a pending Change in Control, Employer and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Employer Group’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer’s obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform;
h.any requirement that Employee relocate Employee’s principal place of work to an office or location that is more than 35 miles from the Principal Work Location specified in Section III.F of this Agreement (other than a relocation that results in a decrease in Employee’s one-way commute from Employee’s home to Employee’s principal place of work; or
i.any material breach by Employer of this Agreement.
Notwithstanding the foregoing, Employee’s resignation shall not constitute a resignation for “Good Reason” unless, (i) upon the occurrence of an event described above, Employee shall have, within ninety (90) days after such occurrence (or, if later, Employee first becoming aware of such occurrence), given written notice thereof to Employer specifying in reasonable detail the facts and circumstances of such event; (ii) Employer shall have failed to remedy or otherwise cure the circumstances (to the extent curable) within thirty (30) days following the receipt by Employer of such notice and failed to reasonably compensate Employee for monetary losses or damages resulting therefrom; and (iii) the effective date of Employee’s termination for Good Reason occurs no later than thirty (30) days after the expiration of Employer’s cure period.
5.Termination without Cause. Employer may terminate this Agreement and Employee’s employment without Cause by providing written notice to Employee setting forth the effective Date of Termination.
6.Termination by Employee without Good Reason. Employee may voluntarily terminate Employee’s employment and this Agreement without Good Reason by providing a Notice of Termination to Employer in accordance with Section III.D below.
D.Notice of Termination. Any termination by Employer for Cause or Disability or by Employee shall be communicated by a Notice of Termination provided to the other party pursuant to the provisions of Section VIII.C of this Agreement. For purposes of this Agreement, “Notice of Termination” means a written notice that: (1) indicates the specific termination provision or provisions as set forth in this Agreement relied upon by either Employer or Employee; (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision or provisions of this Agreement relied upon by either Employer or Employee; and (3) if the Date of Termination (as defined below) is other than the date of receipt of such Notice of Termination, specifies the Date of Termination. The failure by Employer or Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason, respectively, shall not waive any right of such party or preclude such party from asserting such fact or circumstance in enforcing such party’s or other party’s obligations under this Agreement.
E.Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (1) if Employee’s employment is terminated by Employer for Cause or Disability, the date of receipt of the Notice of Termination or any later date specified therein or as required under this Agreement; (2) if Employee’s employment is terminated by Employer other than for Cause or Disability, the date on which Employer notifies Employee of such termination or such other date as determined by Employer; (3) if Employee terminates Employee’s employment for Good Reason, the date of receipt of the Notice of Termination within the period of time required under this Agreement; (4) if Employee’s employment is terminated by reason of death, the date of the death of Employee; or (5) if Employee voluntarily terminates Employee’s employment other than for Good Reason, the date proposed by Employee (provided that such date is at least thirty (30) days following Employee’s delivery of the Notice of Termination) or such earlier date as determined by Employer after receiving Employee’s Notice of Termination.
F.Place of Performance. During the Term, Employee shall perform Employee’s duties and responsibilities under this Agreement at the Company’s offices in Houston, Texas (the “Principal Work Location”), other than normal business travel consistent with Employee’s duties, responsibilities and position.
IV.COMPENSATION AND BENEFITS
A.Annual Base Salary. During the Term, Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid, an annual base salary (the “Base Salary”) of $566,500, payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly. On at least an annual basis, the Board or a duly constituted committee thereof will review Employee’s performance and may make increases to Employee’s Base Salary if, in its sole discretion, any such increase is warranted.
B.Bonus. During the Term, Employee shall be eligible to participate in Employer’s annual and long-term equity incentive bonus plans at a level commensurate with Employee’s position, and Employee’s annual cash incentive bonus (“Annual Bonus”) shall be targeted at a specified percentage of the Base Salary, as determined from time to time by the Board or duly constituted committee thereof, for the applicable Company fiscal year (the “Target Bonus”). Employee may participate in other current and future incentive bonus plans as determined by the Board or a duly constituted committee thereof.
C.Incentive, Savings and Retirement Plans. During the Term, Employee shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs generally applicable to other peer employees of Employer, consistent with the terms of the written plan documents and applicable written policies.
D.Health and Welfare Benefit Plans. During the Term, Employee and Employee’s dependents shall be eligible to receive coverage under the welfare benefit plans, practices, policies and programs provided by Employer generally applicable to other peer employees of Employer, including, but not limited to, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, consistent with the terms of the written plan documents and applicable written policies.
E.Reimbursement of Expenses. During the Term, Employer shall reimburse Employee or cause Employee to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of the Employer Group including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of Employer or the Board. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer.
F.Obligations of Employer upon Termination. As set forth below, the following obligations are imposed upon Employer upon termination of this Agreement.
1.General. In the event that Employee’s employment under this Agreement terminates during the Term for any reason, upon such termination, Employer shall pay to Employee (or Employee’s estate) in a single lump sum payment, within thirty (30) days after the Date of Termination, or such earlier date as may be required by applicable law, the aggregate amount (in each case, if any) of (a) any earned but unpaid Base Salary through the Date of Termination, (b) to the extent required by applicable law, any accrued, unused vacation through the Date of Termination, and (c) unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable in accordance with Section IV.E above. Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans. The payments and benefits described in this Section IV.F.1 are collectively referred to as the “Accrued Obligations”.
2.Termination due to Death. If Employee’s employment is terminated due to Employee’s death, (i) Employee (and Employee’s estate) shall be entitled to the Accrued Obligations and (ii) with respect to any equity awards covering shares of Employer common stock granted to Employee (collectively, “Equity Awards”) that are outstanding as of the Date of Termination, including Equity Awards that, as of the Date of Termination, are subject to performance vesting conditions (“Performance Awards”), and notwithstanding anything to the contrary in the Company’s 2019 Omnibus Equity Incentive Plan or any successor plan thereto (in any case, as amended from time to time, the “Omnibus Plan”) (or other applicable equity plan) or the award agreements evidencing such Equity Awards, each such Equity Award shall vest in full (to the extent then-unvested) upon such termination of employment; provided, that any performance goals applicable to any Performance Award shall be treated in accordance with the applicable award agreement (or, if such award agreement does not specify such treatment, such performance goals will be deemed attained based on actual achievement of such goals through the date of the Participant’s death and the forecasted achievement of such goals for the remainder of the performance period applicable to such Performance Award).
3.Termination due to Disability. If Employee’s employment is terminated due to Disability, (i) Employee shall be entitled to the Accrued Obligations and (ii) with respect to any Equity Awards that are outstanding as of the Date of Termination, including any Performance Awards, and notwithstanding anything to the contrary in the Omnibus Plan (or other applicable equity plan) or the award agreements evidencing such Equity Awards, each such Equity Award shall vest in full (to the extent then-unvested) upon such termination of employment; provided, that any performance goals applicable to any Performance Award shall be treated in accordance with the applicable award agreement (or, if such award agreement does not specify such treatment, such performance goals will be deemed attained based on actual achievement of such goals through the date of the Participant’s Disability and the forecasted achievement of such goals for the remainder of the performance period applicable to such Performance Award) (and, for the avoidance of doubt, Employee shall remain eligible to receive benefits under any short- or long-term disability plans and policies as may be maintained by the Company from time to time under which Employee is eligible to receive benefits as of the Date of Termination in accordance with the terms and conditions applicable to such plans and policies (if any)).
4.Termination for Cause. If Employee’s employment is terminated by the Company for Cause, Employee shall only be entitled to the Accrued Obligations and shall not be entitled to any severance benefits under the terms of this Agreement.
5.Resignation by Employee without Good Reason. If Employee resigns Employee’s employment without Good Reason, Employee shall only be entitled to the Accrued Obligations and shall not be entitled to any severance benefits under the terms of this Agreement.
6.Termination Without Cause or for Good Reason (no Change in Control). If Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason (in either case, prior to or more than twenty-four (24) months following a Change in Control), then, in addition to the Accrued Obligations, subject to and conditioned upon Employee’s timely execution and non-revocation of the Release (as defined and more fully described in Section IV.I below), which becomes effective and irrevocable no later than sixty (60) days following the Date of Termination, and Employee’s continued compliance with the terms of Section VI.B of this Agreement, Employee shall be entitled to the following severance benefits:
a.Employer shall pay to Employee an amount in cash equal to eighteen (18) months of Employee’s then-current Base Salary, payable in a single lump sum payment within sixty (60) days after the Date of Termination (with the actual payment date determined by the Company in its discretion); provided, that if the aggregate period during which Employee is entitled to consider and/or revoke the Release spans two (2) calendar years, such amount will be paid in the second such calendar year.
b.Employer shall pay to Employee an amount in cash equal to a pro-rated Annual Bonus for the fiscal year in which the Date of Termination occurs, determined by multiplying the actual Annual Bonus that Employee would have otherwise been eligible to receive in respect of such fiscal year (taking into account actual performance for such fiscal year) by a fraction, the numerator of which equals the number of days Employee was employed during such fiscal year through the Date of Termination and the denominator of which equals 365 (or 366 for a leap year), payable when annual bonuses are generally paid to the Company’s employees for such fiscal year, but in no event later than March 15th of the following calendar year.
c.During the period commencing on the Date of Termination and ending on the earlier of (i) the eighteen (18)-month anniversary thereof or (ii) the date on which Employee becomes covered by a group health insurance program provided by a subsequent employer (the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Employer shall continue to provide Employee and Employee’s eligible dependents with coverage under Employer’s group health plans at the same levels and same cost to Employee that would have applied had Employee’s employment not terminated based on Employee’s elections in effect on the Date of Termination, provided, however, that if Employer is otherwise unable to continue to cover Employee under its group health plans without violating applicable law or Employer or Employee incurring penalties or being subject to taxes, then, in any such case, an amount equal to each remaining Employer subsidy shall thereafter be paid to Employee as currently taxable compensation in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
d.With respect to any Equity Awards that are outstanding as of the Date of Termination, including any Performance Awards, notwithstanding anything to the contrary in the Omnibus Plan (or other applicable equity plan) or the award agreements evidencing such Equity Awards, such Equity Awards shall vest or be forfeited, as applicable, as follows:
(i)If, as of the Date of Termination, Employee has provided services (whether as an employee, consultant or director) for less than three (3) years, any Equity Awards that are unvested as of the Date of Termination shall be automatically forfeited on the Date of Termination;
(ii)If, as of the Date of Termination, Employee has provided services (whether as an employee, consultant or director) to the Employer Group for at least three (3) years but less than five (5) years, then (x) the portion of each outstanding Equity Award that is not a Performance Award that would have otherwise vested during the twelve (12) month period following the Date of Termination shall vest upon the date on which the Release becomes effective and irrevocable and (y) each then-unvested Performance Award that would otherwise have vested during the twelve (12) month period following the Date of Termination shall remain outstanding and eligible to vest in accordance with its terms for a period of twelve (12) months following the Date of Termination;
(iii)If, as of the Date of Termination, Employee has provided services (whether as an employee, consultant or director) to the Employer Group for at least five (5) years, but less than ten (10) years, then (x) the portion of each outstanding Equity Award that is not a Performance Award that would have otherwise vested during the twenty-four (24) month period following the Date of Termination shall vest upon the date on which the Release becomes effective and irrevocable and (y) each then-unvested Performance Award that would otherwise have vested during the twenty-four (24) month period following the Date of Termination shall remain outstanding and eligible to vest in accordance with its terms for a period of twenty-four (24) months following the Date of Termination; and
(iv)If, as of the Date of Termination, Employee has provided services (whether as an employee, consultant or director) to the Employer Group for ten (10) or more years, then (x) each Equity Award that is not a Performance Award shall vest in full (to the extent then-unvested) upon the date on which the Release becomes effective and irrevocable and (y) each then-unvested Performance Award shall remain outstanding and eligible to vest in accordance with its terms.
In addition to, and not in lieu of, the foregoing clauses (i) through (iv), in the event of a termination without Cause or for Good Reason, if the Date of Termination occurs more than 24-months after the consummation of a Change in Control, then all Equity Awards held by Employee as of the Date of Termination that were granted prior to the consummation of such Change in Control (and, for the avoidance of doubt, any other rights or awards, including rights to receive cash payments, whether or not contingent, into which any such awards may have been converted or for which any such awards may have been substituted in the Change in Control) (collectively, the “Equity-Linked Rights”) shall vest in full on the date on which the Release becomes effective and irrevocable (and, for the avoidance of doubt, such Equity-Linked Rights that are eligible for vesting acceleration shall remain outstanding and eligible to vest following the Date of Termination and through the date on which the Release becomes effective and irrevocable).
e.Employer shall provide to Employee outplacement services at the expense of Employer (not to exceed $20,000 in the aggregate) consistent with those services customarily provided by the Company to similarly situated executives until the earlier of (i) twelve (12) months immediately following the Date of Termination or (ii) the date on which Employee accepts an offer of full-time employment from a subsequent employer.
For clarity, in the event that Employee is entitled to receive severance benefits under Section IV.F.7., Employee will not be entitled to receive severance benefits under this Section IV.F.6.
7.Termination without Cause or for Good Reason Following Change in Control. If Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, in either case within twenty-four (24) months following a Change in Control, then, in addition to the Accrued Obligations, subject to and conditioned upon Employee’s timely execution and non-revocation of the Release (as more fully described in Section IV.I below), which becomes effective and irrevocable no later than sixty (60) days following the Date of Termination, and Employee’s continued compliance with Section VI.B of this Agreement, Employee shall be entitled to the following severance benefits:

a.Employer shall pay to Employee an amount in cash equal to (i) thirty (30) months of Employee’s then-current Base Salary plus (ii) an amount equal to two hundred fifty percent (250%) of Employee’s Target Bonus for the fiscal year in which the Date of Termination occurs, plus (iii) a pro-rated Target Bonus for the fiscal year in which the Date of Termination occurs, determined by multiplying Employee’s then-current Target Bonus by a fraction, the numerator of which equals the number of days Employee was employed during such fiscal year through the Date of Termination and the denominator of which equals 365 (or 366 for a leap year), payable in a single lump sum payment within sixty (60) days after the Date of Termination (with the actual payment date determined by the Company in its discretion); provided, that if the aggregate period during which Employee is entitled to consider and/or revoke the Release spans two (2) calendar years, such amount will be paid in the second such calendar year.
b.During the period commencing on the Date of Termination and ending on the earlier of (i) the thirty (30)-month anniversary thereof or (ii) the date on which Employee becomes covered by a group health insurance program provided by a subsequent employer (the “CIC COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Code, Employer shall continue to provide Employee and Employee’s eligible dependents with coverage under Employer’s group health plans at the same levels and same cost to Employee that would have applied had Employee’s employment not terminated based on Employee’s elections in effect on the Date of Termination, provided, however, that if Employer is otherwise unable to continue to cover Employee under its group health plans without violating applicable law or Employer or Employee incurring penalties or being subject to taxes, then, in any such case, an amount equal to each remaining Employer subsidy shall thereafter be paid to Employee as currently taxable compensation in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).
c.Notwithstanding anything to the contrary in the Omnibus Plan (or other applicable equity plan) or the award agreements evidencing such rights or awards, all Equity-Linked Rights and all equity awards granted to Employee following the closing of the Change in Control, in any case, held by Employee as of the Date of Termination shall vest in full on the date on which the Release becomes effective and irrevocable (and, for the avoidance of doubt, such Equity-Linked Rights and other equity awards that are eligible for vesting acceleration shall remain outstanding and eligible to vest following the Date of Termination and through the date on which the Release becomes effective and irrevocable).
d.Employer shall provide to Employee outplacement services at the expense of Employer (not to exceed $20,000 in the aggregate) consistent with those services customarily provided by the Company to similarly situated executives until the earlier of (i) twelve (12) months immediately following the Date of Termination or (ii) the date on which Employee accepts an offer of full-time employment from a subsequent employer.
For clarity, in the event that Employee is entitled to receive severance benefits under this Section IV.F.7, Employee will not be entitled to receive severance benefits under Section IV.F.6.
G.Limitation on Payments. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by Employer Group to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or pursuant to or by reason of any other agreement, policy, plan, program, or arrangement including, without limitation, any Equity Award or Equity-Linked Rights, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (collectively, the “Payments”), would be subject, but for the application of this Section IV.G to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (hereinafter the “Excise Tax”), by reason of being considered “contingent on a change in ownership or effective control” of a member of the Employer Group, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:
1.if the After-Tax Payment Amount would be greater by reducing the amount of the Payments otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payments would be subject to the Excise Tax, then the Payments shall be so reduced; and
2.if the After-Tax Payment Amount would be greater without reducing the Payments, then there shall be no reduction in the Payments.
As used in this Section IV.G, “After-Tax Payment Amount” means (i) the aggregate amount of the Payments, less (ii) the amount of federal income taxes payable with respect to the Payments calculated at the then-applicable federal income tax rate for each year in which the Payments shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the Payments), less (iii) the amount of the Excise Tax, if any, imposed upon the Payments. For purposes of any reduction made under Section IV.G.1, the Payments that shall be reduced shall be those that provide Employee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata.
H.Compliance with Section 409A of the Code. The payments to be made under this Agreement (including, without limitation, the severance payments and benefits under Section IV.F) are intended to be exempt from or compliant with Section 409A of the Code, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, Employer makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the applicable requirements of, Section 409A of the Code.
1.For all purposes of this Agreement, Employee shall be considered to have terminated employment with Employer when Employee incurs a “separation from service” with the Employer Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.
2.Notwithstanding anything herein to the contrary, if the Company determines that severance payments due under this Agreement on account of termination of Employee’s employment constitute “deferred compensation” subject to Section 409A of the Code, and that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then such severance payments shall commence on the first payroll date of the seventh month following the month in which Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments Employee would have received during the prior six-month period if no such delay had been imposed). For purposes of this Agreement, whether Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Board or a committee thereof which are incorporated by reference herein.
3.All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent that such reimbursements or in-kind benefits are not exempted from Section 409A of the Code, including where applicable, the requirement that (a) any reimbursement is for expenses incurred during Employee’s lifetime

(or during a shorter period of time specified in the Agreement); (b) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
I.Confidential Severance Agreement and Release. Receipt of any severance benefits under this Agreement pursuant to Section IV.F.6 or Section IV.F.7 is conditioned on Employee’s timely execution and delivery to Employer and non-revocation of an executed Confidential Severance Agreement and Release of All Claims (the “Release”). A form of Release is attached as Schedule A hereto. Employee acknowledges that Employer retains the right to modify the required form of the Release as Employer deems necessary in order to effectuate a full and complete release of claims against the Employer Group and its affiliates, officers and directors.
V.COMPANY-RELATED INVENTIONS AND DEVELOPMENTS
A.Records of Inventions. Employee shall keep complete and current written records of Inventions and Developments made during the course of Employee’s employment with Employer and promptly disclose all such Inventions and Developments in writing to Employer so that it may adequately determine its rights in such Inventions and Developments. Employee shall supplement any such disclosure to the extent Employer may reasonably request. If Employee has any doubt as to whether or not to disclose any Inventions and Developments, Employee shall disclose the same to Employer.
B.Ownership of Inventions. All Company-Related Inventions and Developments made by Employee during the term of Employee’s employment with the Employer Group shall be the sole and exclusive property of the applicable member(s) of the Employer Group then-employing Employee. Employee shall assign, and does hereby assign, Employee’s entire right, title and interest in such Company-Related Inventions and Developments to the applicable member(s) of the Employer Group. Employer’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Employee asserts any property right in any Inventions and Developments made by Employee during the term of Employee’s employment with the Employer Group, Employee shall promptly notify Employer of the same in writing.
C.Cooperation with Employer. At Employer’s sole cost and expense, Employee shall assist and fully cooperate with Employer in obtaining and maintaining the fullest measure of legal protection which the Employer Group elects to obtain and maintain for Inventions and Developments in which the Employer Group has a property right. Employee shall execute any lawful document requested by Employer relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. At Employer’s sole cost and expense, Employee shall make Employee available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of Employee’s employment with Employer, provided that Employer shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at Employer’s requests on such assistance. In the event Employer is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Employee irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for Employee and on Employee’s behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.
D.Pre-employment Inventions. Employee shall completely identify on Schedule B attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Employee prior to Employee’s employment with the Employer Group in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee executes this Agreement.
E.Disclosure of Inventions after Termination. Employee shall promptly and completely disclose in writing to Employer’s law department all Company-Related Inventions and Developments made by Employee during the one (1) year immediately following Employee’s termination of employment with the Employer Group, whether voluntarily or involuntarily, for the purposes of determining the Employer Group’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Employee which are reduced to practice within one (1) year after termination of Employee’s employment with the Employer Group, whether voluntary or involuntary, were conceived during the term of Employee’s employment with the Employer Group unless Employee is able to establish a later conception date by clear and convincing evidence.
VI.OBLIGATIONS RELATING TO PROPRIETARY
AND CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS
A.Obligations of Employer.
1.Proprietary and Confidential Information. Employer shall provide Employee, during Employee’s employment, with valuable Proprietary and Confidential Information for the purpose of assisting Employee in the performance of Employee’s job requirements and responsibilities with Employer. In addition, Employer shall provide to Employee, during Employee’s employment, with the equipment, materials and facilities necessary to assist Employee in the performance of Employee’s job requirements and responsibilities with Employer.
2.Training. Employer shall provide Employee with any and all specialized training necessary to assist Employee in the performance of Employee’s job requirements and responsibilities with Employer including, but not limited to, training relating to Employer’s cost structures, Employer’s methods of operation, Employer’s products and marketing techniques, and Employer’s business strategies, plans and models.
B.Obligations of Employee.
1.Nondisclosure of Proprietary and Confidential Information.
a.Both during Employee’s employment with the Employer Group and after the termination of such employment, whether such termination is voluntary or involuntary, Employee shall keep in confidence and trust all Proprietary and Confidential Information, for so long as the Proprietary and Confidential Information remains confidential or a trade secret, as applicable. Both during Employee’s employment with the Employer Group and after the termination of such employment, whether such termination is voluntary or involuntary, Employee shall not use or disclose Proprietary or Confidential Information without the written consent of Employer, except as may be necessary in the ordinary course of performing Employee’s duties to Employer. Employee shall bear all costs, losses and damages resulting from a breach by Employee of this paragraph. Nothing herein shall prevent Employee from making statements to the extent required by applicable law to respond to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency; provided that Employee will provide Employer with prompt notice of any such legal requirement so that Employer or its designee may seek a protective order or other appropriate remedy. Notice is not required where disclosure is required by any governmental agency that directs Employee to refrain from notifying the Employer or with regard to matters before the Securities and Exchange Commission.
b.Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall prohibit Employee from (i) making communications related to unlawful acts in the workplace or otherwise protected by applicable law, such as harassment, discrimination, or any other conduct Employee has reason to believe is unlawful, (ii) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with, any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (iii) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, if any, such as the right to engage in concerted activity, (iv) making disclosures with respect to sexual harassment or sexual assault allegations under federal, state, tribal or local law before the dispute arises and/or (v) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state, or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or the U.S. National Labor Relations Board) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 U.S.C. Section 1833(b), (x) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (II) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (y) if Employee files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use trade secrets in the court proceeding, if Employee files any document containing trade secrets under seal, and does not disclose the trade secrets, except pursuant to court order.
2.Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Employer Group’s exclusive property. Employee shall be provided with or given access to such Proprietary and Confidential Information solely for performing Employee’s duties of employment with Employer. Employee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Employee’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary.
3.Confidential Information from Previous Employment. Employee shall not disclose or use during Employee’s employment with the Employer Group any proprietary and confidential information which Employee has acquired as a result of any previous employment or under a contractual obligation of confidentiality before Employee’s employment with Employer and, furthermore, Employee shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information. Employee represents that Employee is not subject to any existing obligations (whether written or oral) such as confidentiality agreements or covenants restricting future employment which Employee has entered into that might in any way restrict Employee’s use or disclosure of information or engagement in any business or otherwise be violated by Employee’s employment with Employer or the performance of Employee’s duties for Employer. Employee agrees to indemnify and hold the Employer Group harmless from any and all claims or causes of action by any person or entity against Employer arising out of any alleged breach by Employee of any such agreement or any other restrictions inconsistent with the foregoing representations. Notwithstanding the foregoing, Proprietary and Confidential Information obtained by Employee during the course of Employee’s employment with the Employer Group prior to the Effective Date is excepted from this provision.
4.Conflict of Interest. Employee shall not engage in outside employment or other activities in the course of which Employee would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Employer Group’s own interest.
5.Agreement Not to Compete or Solicit. Employee agrees that in order to preserve the confidentiality of the Proprietary and Confidential Information, to prevent the theft or misuse of the Proprietary and Confidential Information, and to protect the Employer Group’s customer relationships with its existing customers, Employee agrees that during the Covenant Period (as defined below), Employee shall not, without Employer’s written consent, directly or indirectly, for Employee or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature (other than on behalf of the Employer Group):
            a.    Non-Competition. Engage in, or provide services (or, following Employee’s termination of employment with the Employer Group, provide services that are substantially similar to those provided by Employee to the Employer Group prior to such termination), whether as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or sales representative, to any person or entity engaged in the Business in the Territory.

            b.    Non-Solicitation of Customers and Prospective Acquisitions. (i) Solicit or call upon any person or entity that Employee actually sold or delivered any services to, had direct contact with or formed a business relationship with during the preceding two (2) years for the purpose of soliciting or selling products or services in competition with the Employer Group in the Territory; or (ii) solicit or call upon any prospective acquisition candidate of the Employer Group or investment or investment opportunity of the Employer Group, on Employee’s own behalf or on behalf of any other person, which candidate, investment or investment opportunity was, to Employee’s actual knowledge after due inquiry, either called upon by any member of the Employer Group or for which any member of the Employer Group made an acquisition or investment analysis for the purpose of acquiring or investing in such entity, in any case, within the preceding two (2) years.

            c.    Non-Solicitation of Employees. Employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of a member of the Employer Group or any individual who was an employee of a member of the Employer Group within the preceding year to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any.

6.Publicly Traded Securities. The provisions of Section VI.B.5 of this Agreement shall not prevent Employee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Employee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.
7.Agreement to Inform Subsequent Employers and Report New Employer. During the Covenant Period, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement. Employee also agrees to provide Employer with the identity of Employee’s new employer(s) and a description of the services being provided by Employee in sufficient detail to allow Employer to reasonably determine whether such activities fall within the scope of activities prohibited by the provisions of this Agreement.
8.Reasonableness of Restrictions. Employee acknowledges that the restrictions set forth in Section VI.B of this Agreement are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and goodwill. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. Employee and the Employer each expressly agree and stipulate that the covenants and agreements contained in Section VI.B are separate, severable and divisible, and if any portion or portions of the covenants and agreements contained in Section VI.B are declared invalid or unenforceable by any court of competent jurisdiction, the validity of the remaining covenants and agreements shall not be affected thereby. In addition, the enforceability of the covenants and agreements contained in Section VI.B shall not in any way be affected by any claim, action, cause of action, defense or right which Employee may have against the Employer Group, it being the intention of the parties that Employer, on behalf of the Employer Group, has the right to enforce the covenants and agreements contained in Section VI.B, regardless of the existence of any such claim, action, cause of action, defense or right. In addition, if, at the time of enforcement of Section VI.B, a court holds that the duration, geographical area or scope of activity restrictions stated in Section VI.B are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Employer Group, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained in Section VI.B to cover the maximum duration, scope and area permitted by law.
9.Ability to Obtain Other Employment. Employee acknowledges that (a) in the event of the termination of Employee’s employment with the Employer Group (whether voluntary or involuntary), Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities without violating the covenants and agreements contained in Section VI.B; and (b) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Employee from earning a reasonable livelihood.
10.Remedies/Damages.
a.Injunctive Relief. Employee acknowledges that Employee’s compliance with Section VI.B of this Agreement is necessary to protect the goodwill and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, Employee agrees that the Employer Group may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under this Agreement. Because Employee further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by Employee of any promises set forth in this Agreement, Employee agrees that the Employer Group shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to Employee or Employee’s dependents.
b.Other Remedies. If Employee violates and/or breaches this Agreement, the Employer Group shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized or may realize as a result of any such violation or breach. The Employer Group shall also be entitled to recover for all lost sales, profits, commissions, goodwill and customers caused by Employee’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that the Employer Group is or may be entitled to at law or in equity or under this Agreement.
c.Costs. Employee and Employer acknowledge that should it become necessary for either party to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards to the Employee any damages and/or an injunction due to the acts of the Employer, then the Employer shall pay all amounts and damages to which Employee may be entitled, including interest thereon and reimbursement for reasonable attorneys’ fees and other costs incurred by Employee in connection with such action.
d.Extension of Limitations as to Time. Employee acknowledges and agrees that, in the event Employee breaches Employee’s obligations set forth in Section VI.B of this Agreement, the limitations as to time outlined in Section VI.B.5 shall be extended by the length of time during which Employee is in breach thereof.
11.Inevitable Disclosure. Employee acknowledges and agrees not to engage, without the prior written consent of Employer, either during the period of Employee’s employment with the Employer Group or during the Covenant Period, in any activity or employment in the faithful performance of which it could be reasonably anticipated that Employee would use or disclose, or be expected or required to use or disclose, Proprietary and Confidential Information. Employee further acknowledges and agrees that in light of Employee’s position with Employer and access to Proprietary and Confidential Information, it can be presumed that Employee will inevitably disclose such Proprietary and Confidential Information if Employee subsequently obtains similar or comparable employment with one of the competitors of the Employer Group.
The restrictions set forth in this section will not apply to information that is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by Employee, but this exception will not affect the application of any other provisions of this Agreement to such information in accordance with the terms of such provision.
12.Covenant Period. For the purposes of this Section VI, the Covenant Period shall mean the period of Employee’s employment with the Employer Group and ending on: (a) if Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, in either case, prior to or more than twenty-four (24) months following a Change in Control, the eighteen (18)-month anniversary of the Date of Termination; (b) if Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, in either case, within twenty-four (24) months following a Change in Control, the twenty-four (24)-month anniversary of the Date of Termination; and (c) if Employee’s employment terminated for any reason not described in the foregoing clauses (a) and (b), the twelve (12)-month anniversary of the Date of Termination.
13.Non-Disparagement. Employee acknowledges and agrees that both during and after Employee’s employment with the Employer Group, whether such termination of employment is voluntary or involuntary, Employee shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Employer Group or any of its officers, directors, employees or representatives, to or in the presence of any person or entity, (i) except to members of Employee’s immediate family or in confidence to Employee’s attorney(s), financial advisor(s) or accountant(s) for the purpose of seeking legal, financial or tax advice, or (ii) unless compelled to act by a valid subpoena or other legal mandate or otherwise required by law; provided, however, if Employee receives such a valid subpoena or legal mandate, Employee shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Employee is required to make the disclosure. The Employer agrees to instruct the Employer’s executive officers and members of the Board (the “Employer Representatives”) not to, directly or indirectly, disparage, denigrate or comment negatively upon, either orally or in writing, Executive in any manner that is likely to be harmful to Employee’s business reputation, to or in the presence of any person or entity, (i) except to members of the Employer Representatives’ immediate families or in confidence to their attorney(s), financial advisor(s) or accountant(s) for the purpose of seeking legal, financial or tax advice, (ii) except statements made by the Employer Representative in the good faith performance of their duties to the Employer or (iii) unless compelled to act by a valid subpoena or other legal mandate or otherwise required by law.
VII.CHOICE OF LAW; ARBITRATION
A.Employer and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.
B.Any controversy or dispute between Employer (including its officers, employees, directors, shareholders, agents, successors and assigns) and Employee that establishes a legal or equitable cause of action, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Employee’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require the parties hereto to arbitrate pursuant to this Agreement: (1) any claim under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (2) any claim as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof, (3) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless the Employee elects to arbitrate these claims; or (4) any controversy or dispute brought by the Company that arises under Section V or VI of this Agreement. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator. This Article VII shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.
C. The arbitration shall take place before a single neutral arbitrator at the JAMS office in Houston, Texas. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the JAMS rules applicable to employment disputes in effect at the time of the arbitration (the current version of which is available here: www.jamsadr.com). The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
D.Subject to Section VII.F, each party shall pay one-half of the administrative and arbitrator fees for any arbitration pursuant to this Agreement. Each party shall be solely responsible for paying such party’s own further costs for the arbitration, including his, her or its own attorneys’ fees; provided, however, that if Employee is the prevailing party in the arbitration, Employer shall pay all amounts and damages to which Employee may be entitled, including interest thereon and reimbursement for reasonable attorneys’ fees and other costs incurred by Employee in connection with such arbitration.
E.Each of the parties hereto herby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the matters contemplated hereby, provided, however, that the parties hereto agree that such waiver shall not be deemed to constitute a waiver of adjudication by a court having appropriate jurisdiction. Employee and Employer waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.
F.Notwithstanding anything herein to the contrary, in the event Employee obtains a final decision in Employee’s favor pursuant to this Section VII with respect to any dispute regarding Employer’s failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Employee to enforce Employee’s rights hereunder.
VIII.MISCELLANEOUS
A.Publicity Release. By executing this Agreement, Employee gives the Employer Group and its successors, assigns, licensees and any other designees the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Employee, or in which Employee may be included, in whole or in part, or composite or distorted character in any form, taken during Employee’s employment or service to the Employer Group whether heretofore taken or to be taken in the future, in conjunction with Employee’s own or a fictitious name or title (which Employee now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any purpose relating to the Employer Group or the Business; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Employee’s voice during Employee’s employment or service to the Employer Group and transmit the same by any mechanical or electronic means, for any purpose relating to the Employer Group or the Business. Employee further consents to the use of any printed matter giving Employee, or not giving Employee, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Employee waives any right Employee may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.
B.Withholding. The Employer Group may deduct and withhold from any amounts payable under this Agreement such federal, state, local, F.I.C.A., foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

C.Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:
To Employer:        Quanta Services, Inc.
2727 North Loop West
                    Houston, TX 77008
                    Attention: Chief Executive Officer

        To Employee:        Donald C. Wayne
c/o Quanta Services, Inc.
                    2727 North Loop West
                    Houston, TX 77008

Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; (2) three (3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via first class mail, registered or certified mail, return receipt requested, postage prepaid; or (3) the next business day after it has been sent via a recognized overnight courier. Employer and/or Employee may change the address for notice purposes by notifying the other party in writing of such change in accordance with this Section VIII.C.

D.Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.
E.Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, whether voluntarily or involuntarily, will not be affected or diminished in any way by the termination of this Agreement.
F.Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.
G.Entire Agreement. This Agreement supersedes any other agreements, written or oral, between Employer and Employee, including, but not limited to, the Prior Agreement, and Employee has no oral representations, understandings or agreements with the Employer Group or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all terms of this Agreement. This Agreement governs all terms of Employee’s employment with Employer and cannot be modified, varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Employee and Employer represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.
H.Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and Employee. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Employee of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Employee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
I.Assignment; Third-Party Beneficiaries. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other; provided, however, that in the event of a sale of Employer’s business to a third party (whether by sale of all or a majority of the issued and outstanding equity securities of Employer, by a merger or reorganization, or by a sale of all or substantially all of Employer’s assets), then this Agreement may be assigned by Employer to such third party purchaser without the prior written consent of Employee. In addition, Employee and Employer acknowledge and agree that the members of the Employer Group are intended to be third-party beneficiaries of this Agreement and shall have the right to rely on the covenants and agreements of Employee and Employer hereunder (including but not limited to those in Section VI hereof) and enforce the covenants and agreements herein (including but not limited to those in Section VI hereof) as if they were parties hereto.
J.Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement will have the same force and effect as execution of an original and will be deemed an original and valid signature.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

EMPLOYER:

QUANTA SERVICES, INC.:

By:    /s/ Earl C. Austin, Jr.
    Name: Earl C. Austin, Jr.
    Title: President and Chief Executive Officer

EMPLOYEE:

    /s/ Donald C. Wayne
    Donald C. Wayne, Individually

[Signature Page to Employment Agreement]

SCHEDULE A

Form of Confidential Severance Agreement and Release of All Claims

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

This Confidential Severance Agreement and Release of All Claims (this “Agreement”) is made and entered into by and between Donald C. Wayne (“Employee”) and Quanta Services, Inc. (the “Company”).

    The parties have reached certain mutual agreements and understandings with respect to the termination of Employee’s employment with the Company, and desire to settle fully and finally any claims, disputes and obligations relating to Employee’s employment with the Company and the termination thereof.

By signing this Agreement, the Company and Employee agree as follows:

1.    Termination of Employment. Employee’s employment with the Company will end on [ ] (the “Termination Date”).

2.    Severance Benefits. Subject to the terms of this Agreement, the Company will pay or provide to Employee the severance payments and benefits set forth in Section IV.F.[6 / 7] of the Employment Agreement (defined below) (collectively, the “Severance Benefits”). Employee acknowledges and agrees that the Severance Benefits are being provided in consideration for Employee’s execution and non-revocation of this Agreement.

3.    Tax Consequences. Employee acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any Severance Benefits received by Employee.

4.    Benefits Not Otherwise Entitled To. Employee agrees that the Severance Benefits set forth in Paragraph 2, herein, are provided in addition to and otherwise exceed any payment, benefit or other thing of value to which Employee might otherwise be legally entitled to receive from the Company.

5.    Acknowledgment of Full Payments. Employee agrees that the Company has paid all of the wages, fees, commissions, expense reimbursements, vacation, sick pay, holiday pay and all other employee benefits due and owing to Employee as a result of Employee’s employment with the Company, and that no other compensation or payments of any kind or nature is owed to Employee, other than as provided in this Agreement.

6.    Non-Disclosure of Agreement Terms. Employee agrees to keep all terms of this Agreement, and all facts and claims leading up to this Agreement’s negotiation and execution, absolutely confidential and shall not divulge or discuss them with anyone, except as required by law or to members of Employee’s immediate family, Employee’s attorney and accountant, if Employee assures that they will keep the terms strictly confidential. The Company agrees to instruct its officers and directors to keep all terms of this Agreement, and all facts and claims leading up to this Agreement’s negotiation and execution, confidential and shall not divulge or discuss them with anyone, except as required by law or to members of their immediate family, the Company’s other officers and directors, the Company’s attorneys and accountants. This shall not prevent Employee or the Company from making disclosures that are protected by the National Labor Relations Act (or similar law) or making statements to the extent required by applicable law to respond to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency, provided that Employee or Company, as applicable, will provide the Company or Employee, as applicable, with prompt notice of any such legal requirement so that the Company, Employee or their respective designees may seek a protective order or other appropriate remedy. Notice is not required where disclosure (A) is required or protected by applicable law, (B) is required by any governmental agency that directs Employee or the Company, as applicable, to refrain from notifying the Company or Employee, as applicable, or (C) relates to matters before the Securities and Exchange Commission. Nothing in this Paragraph 6 shall be construed to prohibit Employee or the Company from exercising Employee’s or the Company’s rights as specified in Paragraph 9(d). Notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit the Company from making statements or communications (including filings with the Securities and Exchange Commission) that legal counsel advises the Company are required or protected by applicable law or legal process.

7.    Employee Release. In consideration of the Severance Benefits, the receipt and adequacy of which are hereby acknowledged by Employee, Employee, for Employee, Employee’s heirs, executors, administrators, successors and assigns, hereby releases and discharges the Company, its parent companies, affiliates, associated companies, and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including, but not limited to, any claims relating to, or arising out of any aspect of Employee’s employment with the Company, or the termination of such employment, including without limitation:

(a)    any and all claims arising under any federal, state, or local statute, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Texas Labor Code, the Texas Commission on Human Rights Act, as amended;
(b)     any and all claims arising under any other federal, state, or local labor law, civil rights law, or human rights law;
(c)    any and all claims arising under common law, including, but not limited to, claims for defamation, libel, slander, false imprisonment, breach of contract, or tortious interference with business relations; and
(d)    any and all claims for monetary recovery, including but not limited to, severance pay, back pay, front pay, liquidated, compensatory and punitive damages, attorneys’ fees, disbursements and costs.
To the extent any claim is not releasable, Employee acknowledges that the Severance Benefits more than offset any monetary sums owing to Employee from any non-releasable claim. Nothing herein shall be construed to prohibit Employee from exercising Employee’s rights as specified in Paragraph 9(c) or shall prevent Employee from enforcing the terms of this Agreement.

8.    Company Release. In exchange for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company does hereby release and forever discharge Employee and Employee’s heirs and assigns, or any of them (collectively, the “Employee Released Parties”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise which the Company or any of its affiliates now has or may hereafter have against the Employee Released Parties, or any of them, in any case, arising out of, based upon, or related to [Employee’s employment with the Company or any of its affiliates or the termination of such employment]1. Notwithstanding anything to the contrary contained herein, the release in this Paragraph 8 shall not operate to release any claims which the Company or its affiliates may have with respect to (a) Employee’s continuing obligations under the Covenants (as defined below); (b) Employee’s breach of the Covenants and any other post-employment obligations under the Employment Agreement (as defined below); (c) Employee’s intentional or willful misconduct, fraud or criminal behavior; and (d) any claims that cannot be waived as a matter of law. Nothing herein shall be construed to prohibit the Company from
1 As applicable.

exercising Company’s rights as specified in Paragraph 9 or shall prevent the Company from enforcing the terms of this Agreement.

9.    No Claims.

(a)    The Company represents that the Company has not commenced or filed against Employee any action, charge, complaint or other proceeding regarding Employee’s employment with the Company or the termination of such employment.
(b)    Employee further represents that Employee has never commenced or filed and agrees not to commence, file, voluntarily aid or in any way prosecute or cause to be commenced or prosecuted against the Released Parties any action, charge, complaint or other proceeding, subject to the provisions of Paragraph 9(d).
(c)    In the event Employee files any civil complaint or commences any litigation of any kind that is covered by the release in this Agreement, Employee shall immediately tender back all Severance Benefits previously received by Employee and pay all of the attorneys’ fees, expenses and costs incurred by the Released Parties in connection with the complaint or action filed, provided that this sentence shall not apply to any claim by Employee that the waiver and release herein of any age discrimination claim was not knowing and voluntary under the ADEA. The Released Parties shall also have the right of set-off against any obligation to Employee under this Agreement. In addition to the remedies noted above, the Released Parties may pursue all other remedies available under law or equity to address Employee’s breach of this Agreement.
(d)    Nothing in this Agreement shall be construed to prohibit or restrict Employee’s right to provide information to, or otherwise assist or participate in, any investigation or proceeding conducted by any administrative agency, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, local or administrative agency charged with enforcement of any law applicable to Employee’s employment with the Company or the termination of that employment. Further, this Agreement does not limit Employee’s right to file a charge or claim with any governmental agency in connection with any claim Employee believes Employee may have against any of the Released Parties. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages or any personal relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) in connection with any such charge or complaint, as well as with regard to any charge, complaint or lawsuit filed by anyone else on Employee’s behalf, provided this shall not apply to certain claims filed with the Securities and Exchange Commission or with regard to any other claim not releasable as a matter of law.

Further, the tender back provision in Paragraph 9(c) above shall not apply to any administrative charges or filings referenced in this Paragraph 9(d). To the extent permissible by law, the Severance Benefits will be credited against any sums received by Employee pursuant to a claim not releasable as a matter of law.
(e)    Any non-disclosure, non-disparagement, or waiver provision in this Agreement shall not prohibit or restrict Employee or any Released Party from initiating communication directly with, or responding to any inquiry from, or providing testimony before, any governmental agency, regarding the Released Parties, Employee, Employee’s employment (or the termination thereof), this Agreement, or the underlying facts or circumstances.
9.    Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by any Released Party of any liability, or of any unlawful, discriminatory, or otherwise wrongful acts whatsoever against Employee or any other person.

10.    Knowing and Voluntary Waiver. Notwithstanding any other provisions of this Agreement to the contrary:

(a)    Employee agrees that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee may have against the Released Parties.
(b)    Employee has the right to, and the Company hereby advises Employee to, consult with an attorney prior to executing this Agreement. Employee acknowledges that the Company has given Employee a reasonable period of time of at least 21 days in which to consider this Agreement before executing this Agreement. If Employee executes this Agreement at any time prior to the end of the 21-day period that the Company gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for 21 days. Employee has a period of seven days following Employee’s execution of this Agreement to revoke this Agreement by providing a letter to [ ], or in [ ]’s absence to [ ]’s office, stating Employee’s intent to revoke this Agreement. The Agreement shall become effective on the eighth day after Employee executes this Agreement, unless Employee revokes it prior to such date.
(c)    Employee’s acceptance of the Severance Benefits shall constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven days, and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.
11.    Job Reference. Pursuant to Company policy, the Company will respond to inquiries from other employers and outside entities regarding Employee. Responses to such inquiries will only confirm the accuracy of factual data concerning dates of employment, salary, and position(s) held. The Company will not discuss the reasons for Employee’s termination or its evaluation of Employee’s performance.

12.    Return of Company Property; Confidentiality Obligations; Restrictive Covenants. Employee acknowledges and agrees that on or before [Date], Employee shall return or shall have returned all Company Property and Confidential Information (each as defined in the employment agreement by and between Employee and the Company, effective as of June 1, 2023 (the “Employment Agreement”)) and otherwise complied with Employee’s obligations under Section VI.B.2 of the Employment Agreement. In addition, Employee acknowledges and agrees that Employee is bound by certain confidentiality, non-solicitation, non-competition, non-disparagement and other restrictive covenants set forth in Section VI.B of the Employment Agreement (collectively, the “Covenants”), which Covenants survived termination of Employee’s employment with the Company and remain in full force and effect in accordance with their respective terms, and Employee hereby reaffirms the Covenants.
14.    Cooperation. In consideration of the Severance Benefits, Employee agrees to assist and fully cooperate with the Company in connection with any legal or investigative matters, if so requested by the Company.
15.    Arbitration.
(a)    Any controversy or dispute between the Company (including its officers, employees, directors, shareholders, agents, successors and assigns) and Employee that establishes a legal or equitable cause of action, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Employee’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require the parties hereto to arbitrate pursuant to this Agreement: (1) any claims under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (2) any claim as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof, (3) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless the Employee elects to arbitrate these claims; or (4) any controversy or dispute brought by the Company that arises under Section V or VI of the Employment Agreement. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator. This Section 15 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.
(b)    The arbitration shall take place before a single neutral arbitrator at the JAMS office in Houston, Texas. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the JAMS rules applicable to employment disputes in effect at the time of the arbitration (the current version of which is available here: www.jamsadr.com). The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(c)     Subject to Section 15(e), each party shall pay one-half of the administrative and arbitrator fees for any arbitration pursuant to this Agreement. Each party shall be solely responsible for paying such party’s own further costs for the arbitration, including his, her or its own attorneys’ fees; provided, however, that if Employee is the prevailing party in the arbitration, the Company shall pay all amounts and damages to which Employee may be entitled, including interest thereon and reimbursement for reasonable attorneys’ fees and other costs incurred by Employee in connection with such arbitration.
(d)    Each of the parties hereto herby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the matters contemplated hereby, provided, however, that the parties hereto agree that such waiver shall not be deemed to constitute a waiver of adjudication by a court having appropriate jurisdiction. Employee and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.
(e)    Notwithstanding anything herein to the contrary, in the event Employee obtains a final decision in Employee’s favor pursuant to this Section 15 with respect to any dispute regarding the Company’s failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Employee to enforce Employee’s rights hereunder.
16.    Entire Agreement/Severability/Modification. This Agreement sets forth the entire agreement between Employee and the Company and, other than the Employment Agreement, fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and Employee pertaining to Employee’s employment or the subject matter of this Agreement; provided, however, that Sections Section V, VI, VII and VIII of the Employment Agreement survived Employee’s termination of employment and remain in full force and effect in accordance with its terms. Should any provision of this Agreement be found to be overbroad, or declared or determined by a court to be illegal or invalid, the court shall have the power to modify this Agreement so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby. Employee represents that in executing this Agreement, Employee does not rely on any statement or fact not set forth herein. This Agreement may not be modified except by a writing signed by both parties hereto.

17.    Governing Law; Miscellaneous. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas applicable to contracts to be performed exclusively therein without regard to the choice of law provisions thereof. Any action to enforce this Agreement or address any dispute hereunder shall be commenced in a court of competent jurisdiction within the State of Texas, and the parties to this Agreement unconditionally waive trial by jury. This Agreement will not be construed against any party on the ground that it was the drafter of the Agreement or any particular provision. All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Employee agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by the Released Parties in enforcing the terms of this Agreement upon any breach by Employee hereunder.

18.    Acknowledgment. Employee expressly acknowledges and agrees that Employee has carefully read this Agreement; that Employee fully understands the terms, conditions and significance of this Agreement; that the Company has advised Employee of Employee’s right to, and that Employee should, consult with an attorney concerning this Agreement; that Employee had a period of at least 21 days to review this Agreement with an attorney before executing it; that Employee has a period of seven days following execution of the Agreement to revoke this Agreement; and that Employee has executed this Agreement voluntarily, knowingly and with such advice of an attorney as Employee has deemed appropriate.

COMPANY:

    Dated:                    QUANTA SERVICES, INC.

                        By: __________________________

Name: ________________________

Title: _________________________

                        EMPLOYEE:

    Dated:
                        Donald C. Wayne

SCHEDULE B

Pre-Employment Inventions

[None]

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